Exhibit 99.1(3)

Articles of Incorporation of KB Capital Co., Ltd.

Amended on May 30, 1990 at the Ordinary General Meeting of Shareholders

Amended on May 26, 1993 at the Ordinary General Meeting of Shareholders

Amended on May 23, 1995 at the Ordinary General Meeting of Shareholders

Amended on May 30, 1996 at the Ordinary General Meeting of Shareholders

Amended on May 24, 1997 at the Ordinary General Meeting of Shareholders

Amended on June 13, 1998 at the Ordinary General Meeting of Shareholders

Amended on June 26, 1999 at the Ordinary General Meeting of Shareholders

Amended on June 27, 2000 at the Ordinary General Meeting of Shareholders

Amended on June 29, 2001 at the Ordinary General Meeting of Shareholders

Amended on June 29, 2002 at the Ordinary General Meeting of Shareholders

Amended on June 24, 2005 at the Ordinary General Meeting of Shareholders

Amended on December 27, 2006 at the Extraordinary General Meeting of Shareholders

Amended on June 29, 2007 at the Ordinary General Meeting of Shareholders

Amended on October 26, 2007 at the Extraordinary General Meeting of Shareholders

Amended on March 25, 2009 at the Ordinary General Meeting of Shareholders

Amended on March 25, 2010 at the Ordinary General Meeting of Shareholders

Amended on March 30, 2012 at the Ordinary General Meeting of Shareholders

Amended on March 21, 2013 at the Ordinary General Meeting of Shareholders

Amended on March 20, 2014 at the Ordinary General Meeting of Shareholders

Amended on March 24, 2016 at the Ordinary General Meeting of Shareholders

Amended on December 9, 2016 at the Extraordinary General Meeting of Shareholders

Amended on March 23, 2017 at the Ordinary General Meeting of Shareholders

CHAPTER I

GENERAL PROVISIONS

Article 1.	(Corporate Name)

The name of this company shall be “KB Capital Chusik Hoesa” (the “Company”), which shall be “KB Capital Co., Ltd.” in English. (Article amended on March 23, 2017)

Article 2.	(Objective)

The objective of the Company shall be to engage in the following business activities:

1.	facility lending of facilities, equipment, machinery, tools, construction machinery, vehicles, ships and aircraft, and any property and title directly relating to the above (“specific objects”);

2.	sale of specific objects by deferred payment;

3.	installment financial business;

4.	new technology business financial business;

5.	credit loan or security-backed loan business;

6.	note discount business;

7.	assignment, management and collection business of accounts receivable acquired by the company by provision of goods and services;

8.	purchase of claims held by other credit-specialized financial company and concurrent business credit business company in connection with the businesses under Items 1 through 7 and securities issued based thereon;

9.	payment guarantee business;

10.	securitization asset management business under the Asset-Backed Securitization Act;

11.	real property leasing business;

12.	credit investigation relating to the businesses under Items 1 through 10 and any businesses ancillary thereto;

13.	general manager of a private equity fund investing in a new technology business operator;

14.	rental business for leased objects; and

15.	business permitted by the Credit-Specialized Financial Business Act and other laws and regulations. (Item amended on March 24, 2016)

Article 3.	(Head Office and Branches)

The Company shall have its head office in Suwon-si, Gyeonggi-do, and may establish its branches and subsidiaries in and outside of Korea by a resolution of the Board of Directors, as it deems necessary. (Article amended on March 24, 2016)

Article 4.	(Method of Public Notices)

Public notices of the Company shall be made on the website of the Company (http://www.kbcapital.co.kr); provided, that if such public notice on its website cannot be made due to a computer malfunction or any other unavoidable reason, public notice of the Company shall be made in The Korea Economic Daily and The Seoul Shinmun, daily newspapers published in Seoul.

CHAPTER II

SHARES

Article 5.	(Total Number of Shares Authorized to be Issued)

The total number of shares authorized to be issued by the Company shall be 0.1 billion shares.

Article 6.	(Per-Share Value)

The per-share value of shares to be issued by the Company shall be KRW5,000.

Article 7.	(Total Number of Shares to be Issued upon Incorporation)

The total number of shares to be issued by the Company upon its incorporation shall be 2 million shares.

Article 8.	(Class of Shares)

(1)	Shares to be issued by the Company shall be common shares and class shares both in registered form.

(2)	Class shares to be issued by the Company shall be class shares entitled to profit dividends, class shares having no, or limited voting rights, redeemable shares, convertible shares, and shares incorporating all or some of the foregoing.

(3)	Notwithstanding Articles 8-2 through 8-6, the number of class shares having no voting rights to be issued by the Company shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

Article 8-2.	(Number and Terms of 1st Class Shares)

(1)	1st Class Shares to be issued by the Company shall be non-voting perpetual preferred shares (“1st Class Shares”), which shall be issued by a resolution of the Board of Directors. The total number of 1st Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

(2)	The dividends for 1st Class Shares shall be paid preferentially in cash, stocks or other properties pursuant to a preferential ratio decided by the Board of Directors at the time of issuance, but at the ratio no less than one percent (1%) p.a., based on the par value.

(3)	1st Class Shares to be issued by the Company may be either participating or non-participating, or either cumulative or non-cumulative, which shall be decided by a resolution of the Board of Directors.

(4)	If there is a resolution not to pay any prescribed dividends on 1st Class Shares, 1st Class Shares shall be deemed to have voting rights from the time of the next following General Meeting of Shareholders until the close of any General Meeting of Shareholders in which a resolution is adopted to distribute preferential dividends on 1st Class Shares.

(5)	If the Company issues new shares, new share allotment for 1st Class Shares shall be made with common shares in the case of rights issue, and with the shares as same as those allotted to common shares in the case of stock dividends, and with the shares of the same class in the case of bonus issue, in which case the allotment ratio shall be as same as the stock allotment ratio applicable to common shares.

Article 8-3.	(Number and Terms of 2nd Class Shares)

(1)	2nd Class Shares to be issued by the Company shall be non-voting redeemable preferred shares (“2nd Class Shares”), which shall be issued by a resolution of the Board of Directors. 2nd Class Shares shall be retired with the profits and the number of 2nd Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

(2)	With respect to 2nd Class Shares’ preferred dividend, participating or cumulative nature, revival of voting rights upon non-dividend, class of shares to be allotted upon new share issuance and allotment ratio, Articles 8-2(2) through (5) shall apply mutatis mutandis thereto.

(3)	2nd Class Shares to be redeemable at the option of the Company may be issued by a resolution of the Board of Directors, in which case such share may be redeemed at the option of the Company by a resolution of the Board of Directors based on the followings:

1.	Redemption period shall be within the period from the day immediately following the close of an ordinary General Meeting of Shareholders for the fiscal year to which the issue date belongs to the day for which one (1) month has passed after the close of an ordinary General Meeting of Shareholders for the fiscal year to which the fiftieth (50th) anniversary of the issue date belongs, as determined by the Board of Directors; provided, that the Company may redeem all or a part of the redeemable shares prior to the redemption period pursuant to applicable laws and regulations by a resolution of the Board of Directors;

2.	2nd Class Shares may be redeemed on a lump sum basis or in installments; provided, that in case of a redemption in installments, 2nd Class Shares may be determined by the Company on a prorated basis, and any fractional shares arising from such proration shall not be redeemed;

3.	In case the Company redeems 2nd Class Shares, such redemption shall be made within three (3) months from the date of approval for a draft statement of appropriation of retained earnings at an ordinary General Meeting of Shareholders or the Board of Directors;

4.	Redemption price shall be determined by the Board of Directors which resolves the issuance of 2nd Class Shares from among par value, market value upon redemption, issue price, and the issue price plus the amount calculated at the rate determined considering the market interest rate;

5.	In case there are no profits to be redeemed on the last day of the redemption period, the redemption period shall be extended up until the actual redemption;

6.	The Company shall notify the acquisition of redeemable shares to shareholders of such shares and right holders stated in the shareholders’ registry at least two (2) weeks prior to the date of acquisition, or shall publicly notify the same.

(4)	The Company may, by a resolution of the Board of Directors, issue 2nd Class Shares redeemable upon shareholders’ request, in which case shareholders may request for redemption to the Company based on the followings:

1.	With respect to the redemption request period, Paragraph (3), Item 1 shall apply mutatis mutandis thereto; provided, that “redemption period” under Paragraph (3), Item 1 shall be deemed as “redemption request period”;

2.	With respect to the approval for a draft statement of appropriation of retained earnings, Paragraph (3), Item 3 shall apply mutatis mutandis thereto;

3.	With respect to the redemption price, Paragraph (3), Item 4 shall apply mutatis mutandis thereto;

4.	With respect to the redemption extension, Paragraph (3), Item 5 shall apply mutatis mutandis thereto; provided, that “redemption period” under Paragraph (3), Item 5 shall be deemed as “redemption request period”; (Item amended on March 24, 2016)

5.	Shareholders may request for the Company to redeem all the 2nd Class Shares on a lump sum basis or in installments; provided, that the Company may redeem the shares in installments if it lacks distributable profits at the time of the redemption request, and in case of redemption in installments, the Company may determine the shares to be redeemed on a prorated basis, and any fractional shares arising from such proration shall not be redeemed;

6.	Shareholders requesting for redemption shall notify the Company its intention to redeem and the shares to be redeemed at least two (2) weeks prior to the date set for the redemption.

Article 8-4.	(Number and Terms of 3rd Class Shares)

(1)	3rd Class Shares to be issued by the Company shall be non-voting convertible preferred shares (“3rd Class Shares”), which shall be issued by a resolution of the Board of Directors. 3rd Class Shares shall be granted of rights to be converted into common shares and the number of 3rd Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

(2)	With respect to 3rd Class Shares’ preferred dividend, participating or cumulative nature, revival of voting rights upon non-dividend, class of shares to be allotted upon new share issuance and allotment ratio, Articles 8-2(2) through (5) shall apply mutatis mutandis thereto; provided, that in case of any conversion ratio adjustment pursuant to the proviso of Paragraph (3), Item 1, rights issue and stock dividend shall be subject to the conversion ratio at the time of such adjustment.

(3)	Shareholders holding 3rd Class Shares may request for a conversion of such shares to the Company based on the followings:

1.	The number of shares to be issued by conversion shall be as same as that of before the conversion; provided, that upon the issuance of additional shares and within other applicable laws and regulations, the conversion ratio may be adjusted pursuant to the provisions on anti-dilution as determined by the Board of Directors considering the common and reasonable shareholder right anti-dilution practices at the time of issuance;

2.	The conversion period shall be determined by a resolution of the Board of Directors with the scope of no less than one (1) year but within ten (10) years from the issue date; provided, that if the conversion right is not exercised within the conversion period, it shall be deemed to have been exercised on the expiry of the conversion period;

3.	Shares to be issued by a conversion shall be common shares.

(4)	With respect to the profit dividend for shares to be issued by a conversion, Article 10-2 shall apply mutatis mutandis thereto.

Article 8-5.	(Number and Terms of 4th Class Shares)

(1)	4th Class Shares to be issued by the Company shall be non-voting redeemable convertible preferred shares (“4th Class Shares”), which shall be issued by a resolution of the Board of Directors. 4th Class Shares shall be retired with the profits, granted with rights to be converted into common shares, and the number of 4th Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

(2)	With respect to 4th Class Shares’ preferred dividend, participating or cumulative nature, revival of voting rights upon non-dividend, class of shares to be allotted upon new share issuance and allotment ratio, Articles 8-2(2) through (5) shall apply mutatis mutandis thereto; provided, that in case of any conversion ratio adjustment pursuant to the proviso of Article 8-4(3)1, rights issue and stock dividend shall be subject to the conversion ratio at the time of such adjustment.

(3)	With respect to a conversion of 4th Class Shares, Article 8-4(3) shall apply mutatis mutandis thereto.

(4)	With respect to a redemption of 4th Class Shares, Articles 8-3(3) or (4) shall apply mutatis mutandis thereto.

(5)	With respect to the profit dividend for shares to be issued by a conversion, Article 10-2 shall apply mutatis mutandis thereto.

Article 8-6.	(Number and Terms of 5th Class Shares)

(1)	5th Class Shares to be issued by the Company shall be non-voting term convertible preferred shares (“5th Class Shares”), which shall be issued by a resolution of the Board of Directors. The number of 5th Class Shares to be issued shall not exceed one-half (1/2) of the total number of issued and outstanding shares of the Company as determined by laws and regulations.

(2)	With respect to 5th Class Shares’ preferred dividend, participating or cumulative nature, revival of voting rights upon non-dividend, class of shares to be allotted upon new share issuance and allotment ratio, Articles 8-2(2) through (5) shall apply mutatis mutandis thereto; provided, that in case of any conversion ratio adjustment pursuant to the proviso of Paragraph (3), rights issue and stock dividend shall be subject to the conversion ratio at the time of such adjustment.

(3)	The term of 5th Class Shares shall be determined by a resolution of the Board of Directors upon issuance within the period range for no less than one (1) year but no more than fifty (50) years from the issue date, and simultaneously upon expiry of the term, such shares shall be converted into common shares in the same number; provided, that in case of any cumulative 5th Class Shares, if any prescribed dividend has failed to be made during the above period, the relevant term may be extended until completion of prescribing dividend, and the conversion ratio may be adjusted pursuant to the proviso of Article 8-4(3)1.

(4)	With respect to the profit dividend for shares to be issued by a conversion, Article 10-2 shall apply mutatis mutandis thereto.

Article 9.	(Denominations of Stock Certificates )

Share certificates of the Company shall be issued in the eight denominations of 1, 5, 10, 50, 100, 500, 1,000 and 10,000 shares, which may be split or consolidated upon request by shareholders.

Article 10.	(Issuance and Allotment of Shares)

(1)	The issuance of new shares (including already issued and outstanding shares in case of Item 3) by the Company by a resolution of the Board of Directors shall be as follows:

1.	By granting the existing shareholders an opportunity to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings;

2.	By granting certain persons (including the shareholders of the Company) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than is set forth in Item 1 above, as deemed necessary to achieve the Company’s operational objectives, such as introduction of new technology, improvement of financial structures of the Company, etc., up to 50/100 of the total issued and outstanding shares of the Company; and

3.	By granting a large number of unspecified persons (including the shareholders of the Company) an opportunity to subscribe for new shares to be issued by the Company, in a manner other than as set forth in Item 1 above, up to 50/100 of the total issued and outstanding shares of the Company, and allotting new shares to such persons who so subscribed for.

(2)	If new shares are allotted under Item 3 of Paragraph (1) above, new shares shall be allotted by any of the following methods by a resolution of the Board of Directors:

1.	Allotting new shares to a large number of unspecified persons who subscribe for, without classifying the types of persons who are granted the opportunity to subscribe, for new shares to be issued by the Company;

2.	Allotting new shares to members of the Employee Stock Ownership Association pursuant to applicable laws and granting a large number of unspecified persons an opportunity to subscribe for new shares, including those which had not been subscribed for;

3.	Granting the existing shareholders the opportunity to preferentially subscribe for new shares to be issued by the Company and if there are shares which had not been subscribed for, granting a large number of unspecified persons the opportunity to be allotted such shares; and

4.	Granting certain types of persons an opportunity to subscribe for new shares to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment dealer or investment broker as a subscriber or an arranger.

(3)	In allotting new shares under Items 2 or 3 of Paragraph (1) above, the Company shall notify the shareholders or make a public notice of the matters as set forth in Article 416, Items 1, 2, 2-2, 3 and 4 of the Korean Commercial Code (the “KCC”), at least two (2) weeks prior to the due date for payment of the new shares; provided, that in lieu of such notification or public notice, a report of material matters may be publicly disclosed to the Financial Services Commission and the Korea Exchange pursuant to Article 165-9 of the Financial Investment Services and Capital Markets Act (the “FSCMA”).

(4)	In the event of issuance of new shares by any of methods set forth in each Item of Paragraph (1) above, the class and number of shares to be issued and the issue price, etc. shall be determined by a resolution of the Board of Directors.

(5)	In the event of allotment of new shares, if the allotted new shares are not subscribed for, or the subscription price therefor is not paid, by the specified due date, the method to dispose of such unsubscribed or unpaid shares shall be determined by a resolution of the Board of Directors, in accordance with applicable laws and regulations, including taking into account the appropriateness of issue price.

(6)	The method to dispose of fractional shares, if any, resulting from the allotment of new shares shall be determined by a resolution of the Board of Directors.

(7)	In the event of allotment of new shares under Item 1 of Paragraph (1) above, the Company shall issue warrant certificates to the shareholders.

Article 10-2.	(Issue Date of New Shares for the Purpose of Dividends)

In the case the Company issues new shares through rights issue, bonus issue or stock dividend, with respect to profit dividends for new shares, the new shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year during which the new shares were issued.

Article 10-3.	(Stock Options)

(1)	The Company may, by a special resolution of the General Meeting of Shareholders, grant to its officers and employees (including officers and employees of its affiliates set forth in Article 30 of the Enforcement Decree of the KCC) stock options pursuant to the provisions of the KCC, up to 15/100 of the total number of issued and outstanding shares of the Company; provided, that such stock options may be granted to persons other than Directors of the Company, by a resolution of the Board of Directors, up to 1/100 of the total number of issued and outstanding shares of the Company, subject to approval by the first General Meeting of Shareholders held after the date of grant of such stock options. In this case, such stock options to be granted by a resolution of the General Meeting of Shareholders or the Board of Directors may be performance-based stock options being linked to management performance target or market index, etc.

(2)	The persons who are entitled to receive stock options shall be officers and employees who have contributed, or are capable of contributing, to the incorporation, management, overseas business or technological innovations, etc. of the Company, except for persons who are ineligible for stock options under the relevant provisions of the KCC.

(3)	The shares (if the difference between the exercise price of the options and the market price of the shares is paid for in cash or treasury shares, the shares shall mean the shares on which the calculation for such difference is based) to be delivered upon the exercise of the stock option shall be as determined by the General Meeting of Shareholders or the Board of Directors granting the stock options among the shares as set forth in Articles 8 through 8-6.

(4)	Stock options may be granted to officers and employees currently in office, and the stock options to be granted to one (1) officer or employee may not exceed 1/100 of the total number of issued and outstanding shares.

(5)	The per-share exercise price of shares for which stock option is exercised shall be as determined in applicable laws and regulations such as the KCC, etc. With respect to the case where the exercise price is adjusted after granting stock options, the above shall apply.

(6)	Stock options may be exercised within seven (7) years from the second (2nd) anniversary of the date of the resolution under Paragraph (1) above.

(7)	The grantee of stock options may exercise the stock options only after he or she has served for two (2) years or longer after the date of the resolution under Paragraph (1) above; provided, that the grantee may exercise the stock options during the exercise period thereof if, within two (2) years following the date of the resolution under Paragraph (1) above, such person dies or resigns for reasons not attributable to the grantee.

(8)	With respect to profit dividends on the new shares issued by exercise of stock options, Article 10-2 hereof shall apply mutatis mutandis thereto.

(9)	In any of the following instances, the Company may, by a resolution of the Board of Directors, cancel stock options granted:

1.	When the relevant grantee voluntarily resigns from his/her office after being granted the stock options;

2.	When the relevant grantee inflicts material losses on the Company intentionally or negligently;

3.	When the Company is unable to accede to the exercise of stock options due to its bankruptcy, etc.; or

4.	When there occurs any other event for cancellation of the stock options pursuant to the stock option agreement concluded with the stock option grantee.

Article 11.	(Transfer Agent)

(1)	The Company shall have an agent for recordation of title transfer for its shares (“transfer agent”). (Paragraph amended on March 24, 2016)

(2)	The transfer agent, its office and the scope of its duties shall be determined by a resolution of the Board of Directors.

(3)	The Company’s shareholders registry or its copy shall be kept at the office of the transfer agent. The Company shall have the transfer agent handle the recordation of title transfer for shares, registration of creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, issuance of share certificates, receipt of reports and other matters related to shares.

(4)	The relevant procedures for the activities referred to in Paragraph (3) above shall be carried out in accordance with the Regulation on the Securities Transfer Agency Business and other Regulations applicable to transfer agents.

Article 12.	(Report of Addresses of Shareholders, Etc.)

(1)	Shareholders and registered pledgees shall file a report on their names, addresses and seals or signatures with the Company (or to the transfer agent under Article 11, if any). If they intend to make any changes therein, the same procedure shall be required therefor.

(2)	Shareholders and registered pledgees who reside in a foreign country shall designate and report places and agents in Korea to which notices are to be sent.

(3)	The same shall apply in case of any changes in the matters referred to in Paragraphs (1) and (2) above.

Article 13.	(Closure of Shareholders’ Registry and Record Date)

(1)	The Company shall suspend the entry of alterations in the shareholders registry in relation to the rights during the period from January 1 to January 31 for each year.

(2)	The Company shall deem shareholders whose names appear in the shareholders registry on December 31 of each year to be shareholders who are entitled to exercise their rights as shareholders at the Ordinary General Meeting of Shareholders to be convened in respect of the fiscal year for the settlement of accounts.

(3)	The Company may, by giving at least a two (2) week-prior public notice, suspend the entry of alterations in the shareholders registry in relation to the rights for a given period specified by a resolution of the Board of Directors not to exceed three (3) months, as necessary to convene an Extraordinary General Meeting of Shareholders or otherwise, or may deem shareholders whose names appear in the shareholders registry on a day specified by a resolution of the Board of Directors to be the shareholders who are entitled to exercise the rights as shareholders in relation to the aforementioned purposes, and may designate a record date, simultaneously with closing the shareholders registry, as deemed necessary by the Board of Directors.

CHAPTER III

BONDS

Article 14.	(Issuance of Bonds)

(1)	The Company may issue bonds by a resolution of the Board of Directors

(2)	The Board of Directors may authorize the representative director to issue bonds within a period not exceeding one (1) year by determining the amount and type of the bonds.

(3)	The Company may register the bond certificate on the electronic registry of the electronic registration institution, in lieu of issuing the certificate of bonds set forth in Paragraph (1) above (Paragraph newly established on March 21, 2013).

Article 14-2.	(Issuance of Convertible Bonds)

(1)	In any of the following cases, the Company may issue convertible bonds to non-shareholders by a resolution of the Board of Directors:

1.	The Company issues convertible bonds by granting an opportunity to subscribe for bond acquisition to allocate bonds to a certain person (including shareholders of the Company) in manners other than those set forth in Article 10(1)1 above if it is deemed necessary to achieve the Company’s operational objectives, such as introduction of new technology, improvement of financial structures to the extent that the aggregate par value of bonds does not exceed KRW100 million; or

2.	The Company issues convertible bonds by granting an opportunity to subscribe for bond acquisition to a large number of unspecified persons (including shareholders of the Company) in manners other than those set forth in Article 10(1)1 above, and then allocating such bonds to persons who subscribed for acquisition accordingly.

(2)	If bonds are allocated in the manners set forth in Paragraph (1), Item 2 above, the Company should allocate bonds in the following manners by a resolution of the Board of Directors:

1.	Allotting bonds to a large number of unspecified persons who subscribe for bond acquisition, without classifying the types of persons who are granted the opportunity to subscribe;

2.	Granting the existing shareholders the opportunity to preferentially subscribe for bonds to be issued by the Company and if there are bonds which had not been subscribed for, granting a large number of unspecified persons the opportunity to be allotted such bonds; or

3.	Granting certain types of persons an opportunity to subscribe for bond acquisition to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment dealer or investment broker as a subscriber or an arranger.

(3)	The Board of Directors may (resolve to) issue the convertible bonds under Paragraph (1) above on a condition that only a part of such bonds shall be granted with conversion right

(4)	Shares to be issued from conversion shall be common shares or preferred shares, and the conversion price shall be the amount equivalent to the par value or more of the shares, which shall be determined by the Board of Directors at the time of issuance of the bonds.

(5)	The conversion request period shall be from the day immediately following the issuance date of the bonds until the day immediately preceding the redemption date. However, the conversion period may be adjusted by a resolution of the Board of Directors within the above period.

(6)	With respect to the profit dividends on the shares to be issued from a conversion and payment of interest over the convertible bonds, Article 10-2 hereof shall apply mutatis mutandis thereto.

Article 15	(Bonds with Warrants)

(1)	In any of the following cases, the Company may issue bonds with warrants to non-shareholders by a resolution of the Board of Directors:

1.	The Company issues bonds with warrants by granting an opportunity to subscribe for bond acquisition to allocate bonds to a certain person (including shareholders of the Company) in manners other than those set forth in Article 10(1)1 above if it is deemed necessary to achieve the Company’s operational objectives, such as introduction of new technology, improvement of financial structures to the extent that the aggregate par value of bonds does not exceed KRW100 million, and then allocating such bonds to persons who subscribed for acquisition accordingly; or

2.	The Company issues bonds with warrants by granting an opportunity to subscribe for bond acquisition to a large number of unspecified persons (including shareholders of the Company) in manners other than those set forth in Article 10(1)1 below, and then allocating such bonds to persons who subscribed for acquisition accordingly.

(2)	If bonds are allocated in the manners set forth in Paragraph (1), Item 2 above, the Company should allocate bonds by any of the following manners by a resolution of the Board of Directors:

1.	Allotting bonds to a large number of unspecified persons who subscribe for bond acquisition, without classifying the types of persons who are granted the opportunity to subscribe;

2.	Granting the existing shareholders the opportunity to preferentially subscribe for bonds to be issued by the Company and if there are bonds which had not been subscribed for, granting a large number of unspecified persons the opportunity to be allotted such bonds; or

3.	Granting certain types of persons an opportunity to subscribe for bond acquisition to be issued by the Company, in accordance with reasonable standards set forth in applicable laws, such as book building by an investment dealer or investment broker as a subscriber or an arranger.

(3)	The warrant exercisable amount shall be determined by the Board of Directors to the extent such amount does not exceed the aggregate par value of the bonds.

(4)	Shares to be issued from warrant exercise shall be common shares or preferred shares, and the issue price shall be the amount equivalent to the par value or more of the shares, which shall be determined by the Board of Directors at the time of issuance of the bonds.

(5)	The warrant exercisable period shall be from the elapse of one (1) month after the issue date of the bonds until the day immediately preceding the redemption date. However, the warrant exercisable period may be adjusted by a resolution of the Board of Directors within the above period.

(6)	With respect to the profit dividends on the shares to be issued from a warrant exercise, Article 10-2 hereof shall apply mutatis mutandis thereto.

Article 16.	(Mutatis Mutandis)

The provisions of Articles 11 and 12 hereof shall apply mutatis mutandis to the issuance of bonds.

CHAPTER IV

GENERAL MEETING OF SHAREHOLDERS

Article 17.	(Convening of General Meeting of Shareholders)

(1)	General Meeting of Shareholders of the Company shall be divided into Ordinary General Meeting of Shareholders and Extraordinary General Meeting of Shareholders.

(2)	Ordinary General Meeting of Shareholders shall be convened within three (3) months after the close of each fiscal year, and Extraordinary General Meeting of Shareholders shall be convened as may be required.

Article 18.	(Person Authorized to Convene General Meeting of Shareholders)

(1)	Except as otherwise prescribed under laws or regulations, the General Meeting of Shareholders shall be convened by the Representative Director in accordance with a resolution of the Board of Directors.

(2)	In the event that the Representative Director is absent or unable to execute his/her duties, Article 32(2) shall apply mutatis mutandis thereto. (Paragraph amended on March 24, 2016).

Article 19	(Notice and Public Notice for Convening)

(1)	In convening the General Meeting of Shareholders, a notice thereof specifying the date, time, place and agenda of the meeting shall be delivered to shareholders in writing or by electronic document at least two (2) weeks prior to the date of the meeting.

(2)	A notice of the General Meeting of Shareholders to the shareholders holding not more than one percent (1/100) of the total number of issued and outstanding voting shares of the Company may be given by, at least two (2) weeks prior to the date of the meeting, publishing the notice on the intention to convene the General Meeting of Shareholders and agenda of the meeting at least twice in daily newspapers set forth in Article 4 above or by posting a notice on the electronic disclosure system operated by the Financial Supervisory Service or the Korea Exchange in lieu of the notice of convocation in writing.

(3)	If the Company gives or posts notice of convocation of the General Meeting of Shareholders to be held to discuss matters regarding the appointment of a Director or an auditor pursuant to Article 542-4(4) of the KCC, the Company should give or post notice on the candidate’s name, brief summary of career, recommender and other matters regarding the candidate prescribed in Article 31(3) of the Enforcement Decree of the KCC.

(4)	If the Company gives or posts notice of convocation of the General Meeting of Shareholders, the Company should give or post notice on the matters prescribed in Article 31, Paragraph (4) of the Enforcement Decree of the KCC including the details of activities of outside Directors, matters concerning remunerations provided thereto and summary of the business; provided, that this shall not be the case when the Company makes such matters available for perusal by ordinary persons in accordance with methods set forth in Article 31(5) of the Enforcement Decree of the KCC.

Article 20.	(Place of Meeting)

The General Meeting of Shareholders shall be held at the place where the head office of the Company is located. However, it may also be held at a nearby place, as necessary.

Article 21.	(Chairman)

(1)	The Representative Director shall serve as the Chairman of a General Meeting of Shareholders.

(2)	In the event that the Representative Director is absent or unable to execute his/her duties, the person authorized to convene the meeting set forth in Article 18 above shall serve as the Chairman (Paragraph amended on March 24, 2016).

Article 22.	(Maintenance of Order by Chairman)

(1)	The Chairman of a General Meeting of Shareholders may order persons who intentionally speak or behave obstructively in order to severely disturb the proceedings of the meeting to stop a speech or to leave the place of the meeting.

(2)	The chairman of a General Meeting of Shareholders may restrict the time and number of speeches of a shareholder as deemed necessary for the purpose of harmonious progress in the proceeding of the meeting.

Article 23.	(Voting Right and Exercise of Voting Right in Writing)

(1)	Every shareholder shall have one (1) vote for each voting share he/she owns.

(2)	A shareholders may exercise his/her vote in writing without attending the General Meeting of Shareholders by a resolution of the Board of Directors.

(3)	In case of Paragraph (2) above, the Company should attach the documents and reference materials necessary for the shareholders’ exercise of voting rights to the notice of convocation of the General Meeting of Shareholders.

(4)	A shareholder who intends to exercise his/her vote in writing shall specify necessary matters in the document under Paragraph (3) above and submit such document to the Company no later than one (1) day prior to the date set for the relevant meeting.

Article 24.	(Voting by Proxy)

(1)	A shareholder may exercise his/her vote through a proxy. In such a case, the proxy shall file with the Company documents evidencing the authority to act as a proxy prior to the convening of the relevant General Meeting of Shareholders.

(2)	The number of votes exercised under Article 23(2) above shall be included in the calculation of the number of votes of the shareholders present.

Article 25.	(Split Exercise of Voting Rights)

(1)	If a shareholder having more than two (2) votes wishes to split his/her votes at a General Meeting of Shareholders, the said shareholder shall give the Company notice in writing or by electronic document of his/her intention to do so and the reasons therefor at least three (3) days prior to the date set for such a meeting (Paragraph amended on March 24, 2016).

(2)	The Company may refuse to allow a shareholder to split his/her votes, except for the case where the said shareholder has shares in trust or hold shares on behalf of a third party.

Article 26.	(Resolution of the General Meeting of Shareholders)

Except as otherwise prescribed under laws or these Articles of Incorporation, all resolutions of the General Meeting of Shareholders shall be adopted by the affirmative votes of the majority of shareholders present at the meeting, representing at least one fourth (1/4) of total number of issued and outstanding shares of the Company.

Article 27.	(Minutes of the General Meeting of Shareholders)

The substance of the proceedings and the results of the General Meeting of Shareholders shall be recorded in the minutes on which the names and seals of the Chairman and the Directors present at the meeting shall be affixed or shall be signed by such persons, and the minutes shall be kept at the head office and branches of the Company.

CHAPTER V

DIRECTORS, BOARD OF DIRECTORS, AUDIT COMMITTEE

Article 28.	(Number and Appointment of Directors)

(1)	The Company shall have three (3) or more Directors and shall appoint such Directors at the General Meeting of Shareholders. The outside Director shall be recommended by the Outside Director Candidate Recommendation Committee pursuant to Article 28-2 of these Articles of Incorporation and be appointed at the General Meeting of Shareholders.

(2)	The Company shall have three (3) or more outside Directors, which shall be the majority of the total number of Directors.

(3)	A resolution for appointing Directors shall be passed by an affirmative vote of the majority of the voting shareholders present, representing at least one fourth (1/4) of the total number of issued and outstanding shares of the Company.

(4)	Even when appointing two (2) or more Directors, the Company does not adopt the concentrated voting method as provided under Article 382-2 of the KCC.

Article 28-2.	(Qualifications for Outside Director and Candidate Recommendation)

(1)	The Outside Director Candidate Recommendation Committee shall recommend candidates for outside Directors from among those who are qualified as provided under the KCC and any other applicable laws and regulations.

(2)	The Company shall appoint outside Directors having expertise and insight, taking into consideration the matters set forth below (Paragraph newly established on March 24, 2016):

1.	Whether the person has sufficient working experiences or expertise in finance, economy, business administration, accounting, law, etc. required to perform his/her duty as an outside Director of a financial company;

2.	Whether the person is able to fairly perform his/her duties as an outside Director for the benefit of the entire shareholders and financial consumers, free from any particular interests;

3.	Whether the person has sense of ethics and responsibility suitable to perform his/her duties as an outside Director; and

4.	Whether the person is able to put sufficient time and efforts to faithfully perform his/her duties as an outside Director

(3)	Details concerning recommendation and examination of qualification of the outside Director candidates shall be determined by the Outside Director Candidate Recommendation Committee.

(Article amended on March 24, 2016)

Article 29.	(Term of Office of Directors)

(1)	The term of office of a Director shall be one (1) year, and the Director may be reappointed; provided, that if the Director is reappointed, the term of office of the Director shall be less than one (1) year, and the fact that the outside Director has excellent capabilities in performing his/her duties shall be verified as a result of the evaluation by the Board of Directors (Paragraph amended on March 24, 2016).

(2)	If the term of office of the Director under Paragraph (1) above expires after the close of the last fiscal year during such term of office but before an Ordinary General Meeting of Shareholders convened in respect of the relevant fiscal year, the term of office shall be extended up to the close of such Ordinary General Meeting of Shareholders.

(3)	Unless otherwise determined by the General Meeting of Shareholders, the term of office of Directors shall commence from the date of their appointment.

(4)	The outside Director shall not be reappointed for more than five (5) consecutive years; provided, that this shall not apply to the extension of the term of office under Paragraph (2) above.

(5)	When an outside Director is reappointed within two (2) years from the expiration date of his/her given term, such appointment shall be deemed as cumulative appointment.

(6)	The term of office of the outside Director under Paragraph (4) above shall be calculated including the term of office as an outsider Director of the Company’s subsidiaries, financial holding company which is the parent company or its subsidiaries (only limited to those appointed as an outside Director of the Company within two (2) years from retirement). In such case, the term of office as an outside Director of the companies other than the affiliates of the Company shall not be included; provided, that the term of office as an outside Director of the subsidiaries, etc. taken over by the Company at the time of authorization of the financial holding company under Article 3 of the Financial Holding Companies Act shall be included in calculation.

Article 30.	(Appointment to Fill Vacancy)

(1)	In the event of any vacancy in the office of a Director, the replacement shall be appointed at the General Meeting of Shareholders, except for cases where such vacancy does not result in the lack of the required number of Directors set forth in Article 28 of these Articles of Incorporation and does not cause difficulties in the performance of corporate affairs of the Company.

(2)	In the event the required number of outside Directors set forth in Article 28 is not met due to the outside Director’s resignation or death, etc., the Company shall make effort to satisfy the requirement at a General Meeting of Shareholders as initially convened after the event.

Article 31.	(Appointment of the Representative Director)

The Company shall appoint one (1) Representative Director by a resolution of the General Meeting of Shareholders.

Article 32.	(Duties of Directors)

(1)	The Representative Director shall represent the Company, carry out matters resolved by the Board of Directors, and shall oversee the entire business affairs of the Company in accordance with the directions determined by the Board of Directors.

(2)	Directors who are not outside Directors shall assist the Representative Director and segregate and perform their respective responsibilities for the Company as determined by the Representative Director. In the event that the Representative Director is absent or unable to execute his/her duties, one of the other Directors shall perform the relevant duties on behalf of the Representative Director in accordance with the order determined by the Board of Directors.

Article 32-2.	(Directors’ Duty to Report)

(1)	Any Director who has discovered an issue that is likely to cause significant damage to the Company shall immediately report thereof to the Audit Committee.

(2)	The Directors shall faithfully perform their duties in the interest of the Company, such as attending the meeting of the Board of Directors, in accordance with the laws and regulations and the provisions set forth herein, and shall not divulge any and all business secrets of the Company that the they became aware of in connection with their duties, both during and after their term of office.

Article 33.	(Composition and Convening of the Board of Directors)

(1)	The Board of Directors shall be composed of Directors, and shall resolve the matters set forth below:

1.	Matters relating to business management objectives and evaluation;

2.	Matters relating to the amendments to the Articles of Incorporation;

3.	Matters relating to budgets and annual closing of accounts;

4.	Matters relating to material changes to the organization such as dissolution, business transfer and merger;

5.	Matters relating to the enactment, amendment and abolition of internal control standards and risk management standards provided under applicable laws and regulations (Item amended on March 24, 2016) (Enforced as of August 1, 2016);

6.	Matters relating to the establishment of the governance structure policies such as the succession of management by the Chief Executive Officer (Item newly established on March 24, 2016) (Enforced as of August 1, 2016);

7.	Matters relating to supervision of conflicts of interest between the Company and the large shareholder, officers, etc. (Item newly established on March 24, 2016) (Enforced as of August 1, 2016);

8.	Such matters separately provided in the regulations of the Board of Directors regarding the General Meeting of Shareholders, basic management, material regulations, capital stock and financing, Directors and other matters (Item newly established on March 24, 2016) (Enforced as of August 1, 2016); and

9.	Other matters to which resolution by the Board of Directors is required under applicable laws and regulations (Item newly established on March 24, 2016).

(2)	The Chairperson of the Board of Directors shall be the Representative Director.

(3)	The Board of Directors shall appoint the representative of the outside Directors (the “Senior Outside Director”), and the Senior Outside Director shall perform the following duties: (Paragraph newly established on March 24, 2016)

1.	Convening and presiding the meeting of outside Directors comprised of all outside Directors;

2.	Providing support for the outside Director’s efficient performance of his/her duties; and

3.	Providing support for the improvement of accountability of outside Directors.

(4)	The meeting of the Board of Directors shall be convened at least once a quarter.

(5)	The Representative Director shall convene the meeting of the Board of Directors and provide notice thereof to each Director in writing, via electronic document or orally at least three (3) days prior to the convening of the meeting of the Board of Directors; provided, that such notices may be omitted or shortened upon consent from all of the Directors (Paragraph amended on December 9, 2016).

(6)	In the event that the Representative Director is absent or unable to execute his/her duties, Article 32(2) shall apply mutatis mutandis to the person authorized to convene the meeting of the Board of Directors and the Chairperson of the Board of Directors.

(7)	The Company shall compose the Board of Director in such manner that persons from various fields with experience and knowledge suitable to perform duties as a Director of a financial company are included therein, and ensure that the Board of Directors is not comprised of persons who are weighted in favor of a certain group, such as those having common backgrounds in terms of their expertise in certain fields or representing the interest of particular professions or certain groups (Paragraph newly established on March 24, 2016).

(8)	Matters relating to the appointment and dismissal of the Company’s managers, or the establishment, relocation, and closure of branches shall be delegated to the Representative Director (Paragraph newly established on December 9, 2016).

(9)	Details relating to right, operation, etc. of the Board of Directors shall be determined by a resolution of the Board of Directors.

Article 34.	(Method of Resolution of the Board of Directors)

(1)	Unless otherwise provided in laws and regulations, resolutions of the Board of Directors shall be adopted by the majority of the Directors present at a meeting at which the majority of all of the Directors are present (Paragraph amended on March 24, 2016).

(2)	A Director who has a special interest in the matter to be decided by the Board of Directors shall not be allowed to exercise his/her voting right as to such matter.

(3)	The Board of Directors may allow all or part of the Directors in office to exercise his/her and/or their voting rights by telecommunication means through which they may transmit and receive voices at the same time without attending the meeting of the Board of Directors in person. In such case, the concerned Director(s) shall be deemed as having attended the meeting of the Board of Directors in person.

Article 35.	(Minutes of the Meeting)

(1)	The minutes shall be prepared with regard to the proceedings of the meeting of the Board of Directors.

(2)	The minutes of the meeting of the Board of Directors shall contain the agenda, the course of proceedings, and the results thereof, as well as the names of the Directors who opposed to the resolutions and the reasons therefor. Also, the minutes shall bear the names and seals, or signatures of the Directors present at the meeting.

Article 36.	(Committees)

(1)	The Company may establish the following committees within the Board of Directors by a resolution thereof:

1.	Audit Committee;

2.	Auditor Committee Member Recommendation Committee (Item newly established on March 24, 2016) (Enforced as of August 1, 2016);

3.	Outside Director Candidate Recommendation Committee;

4.	Risk Management Committee (Item newly established on March 24, 2016);

5.	Remuneration Committee (Item newly established on March 24, 2016);

6.	Representative Director Candidate Recommendation Committee (Item newly established on December 9, 2016); and

7.	Such other committees as the Board of Directors may deem necessary.

(2)	The Representative Director Candidate Recommendation Committee under Paragraph (1), Item 6 above shall review and recommend the candidate for the Representative Director designated by the Governance Structure Committee of KB Financial Group, Inc. (Paragraph newly established on December 9, 2016).

(3)	Unless otherwise provided herein, the details relating to composition, right and operation of each committee shall be determined by a resolution of the Board of Directors.

(4)	Article 33(5), Articles 34 and 35 hereof shall apply mutatis mutandis to the committees (Paragraph amended on March 24, 2016).

Article 37.	(Remuneration and Severance Pay for Directors)

(1)	The remuneration for the Directors shall be decided by a resolution of the General Meeting of Shareholders.

(2)	Payments of the severance pay for Directors shall be made in accordance with the Regulations on Severance Payment for Officers as adopted by a separate resolution of the General Meeting of Shareholders.

Article 38.	(Composition of the Audit Committee)

(1)	The Company shall have the Audit Committee under Article 36 hereof in lieu of an auditor.

(2)	The Audit Committee shall consist of three (3) or more directors.

(3)	At least two-thirds (2/3) of the Audit Committee members shall be outside Directors, and the members who are not outside Directors shall meet the qualifications under Article 542-10(2) of the KCC.

(4)	A shareholder who owns shares exceeding three percent (3/100) of the total number of issued and outstanding voting shares of the Company may not exercise his/her voting rights with respect of such excess shares in the appointment of the Audit Committee members who are outside Directors.

(5)	If the aggregate of the number of voting shares owned by the largest shareholder who will exercise his/her voting rights, its specially-related person, a person holding shares on the account of the largest shareholder or its specially-related person, a person who delegated his/her voting right to the largest shareholder or its specially-related person exceeds three percent (3/100) of the total number of issued and outstanding voting shares of the Company, such shareholder may not exercise his/her voting rights with respect of such excess shares in the appointment or dismissal of the Audit Committee members who are outside Directors.

(6)	The Audit Committee shall appoint its representative by its resolution. In such case, the head of the Audit Committee shall be an outside Director.

Article 39.	(Duties of the Audit Committee)

(1)	The Audit Committee shall audit the accounting and other affairs of the Company.

(2)	If necessary, the Audit Committee may request for convening of the meeting of the Board of Directors by submitting a written statement to the Representative Director, specifying therein the agenda and reasons for the convocation.

(3)	If the Directors fail to immediately convene the meeting despite the request under Paragraph (2) above, the meeting of the Board of Directors may be convened by the Audit Committee which made such request.

(4)	The Audit Committee may request for the convening of an Extraordinary General Meeting of Shareholders by submitting to the Board of Directors a written statement of the agenda and reasons for the convocation.

(5)	The Audit Committee may request the Company’s subsidiary(s) to make a report on its (their) operations when deemed necessary for the performance of its duties. In such case, if the subsidiary(s) fails to immediately make such a report as requested or it is necessary to verify the content of the report made by the subsidiary(s), the Audit Committee may inspect that subsidiary’s operations and status of assets.

(6)	The Audit Committee shall approve the appointment of independent auditors.

(7)	In addition to Paragraphs (1) through (6) above, the Audit Committee shall handle matters assigned to the Audit Committee by the Board of Directors.

(8)	Matters resolved by the Audit Committee may not be resolved again by the Board of Directors.

(9)	The Audit Committee may seek assistance from experts at the Company’s costs.

Article 40.	(Audit Records)

The Audit Committee shall prepare an audit record with respect to its audit. The audit record shall contain the audit process and the results thereof, and shall bear the names and seals, or signatures of the members of the Audit Committee who performed the audit.

CHAPTER VI

ACCOUNTING

Article 41.	(Fiscal Year)

The fiscal year of the Company shall commence on January 1 and end on December 31 of each year.

Article 42.	(Preparation and Maintenance of Financial Statements, etc.)

(1)	The Representative Director shall prepare and have the Audit Committee inspect the following documents concerning the previous fiscal year and any supplementary schedules attached thereto, as well as the business report at least six (6) weeks prior to the date of the Ordinary General Meeting of Shareholders, and thereafter submit the following documents and business report to the Ordinary General Meeting of Shareholders:

1.	Balance sheet;

2.	Statement of income; and

3.	Other documents indicating the Company’s financial status and management performance, which are set forth in the Enforcement Decree of the KCC.

(2)	If the Company falls under the company required to prepare consolidated financial statements pursuant to the Enforcement Decree of the KCC, the consolidated financial statements shall be included in each of the documents set forth in Paragraph (1) above.

(3)	The Audit Committee shall prepare an audit report and submit it to the Representative Director at least one (1) week prior to the date of the Ordinary General Meeting of Shareholders.

(4)	The Representative Director shall maintain the documents set forth in Paragraphs (1) and (2) above, together with the audit report, at the head office of the Company for a period of five (5) years, and their certified copies at branches for a period of three (3) years, beginning from one (1) week prior to the Ordinary General Meeting of Shareholders.

(5)	If the General Meeting of Shareholders approves each document set forth in Paragraphs (1) and (2) above, the Representative Director shall promptly give public notice of the balance sheet and the audit opinion of the independent auditor.

Article 43.	(Appointment of Independent Auditor)

The Company shall appoint an independent auditor by obtaining the approval of the Auditor Appointment Committee or the Audit Committee in accordance with the Act on Stock Companies’ Independent Auditors and shall report such appointment at the Ordinary General Meeting of Shareholders convened during the fiscal year of such appointment, or provide notice of such appointment in writing or via electronic document to shareholders registered as of the most recent date of closing of the register of shareholders, or publicly notify the same on the Company’s website until the end of the fiscal year subject to the audit.

Article 44.	(Disposition of Profit)

The Company shall dispose of the unappropriated retained earnings as of each fiscal year as follows:

1.	Legal reserves;

2.	Other statutory reserves;

3.	Voluntary reserves;

4.	Dividends; and

5.	Other appropriated retained earnings.

Article 44-2.	(Dividends)

(1)	Dividends may be distributed in cash, shares or other properties.

(2)	If the Company distributes dividends in other properties under Paragraph (1) above, the shareholders may request to be paid in cash rather than in such other property, and the Company may pay cash instead of such other property to shareholders holding less than a certain number of shares of the Company.

Article 45.	(Quarterly Dividends)

(1)	Starting from the first day of the fiscal year, the Company may pay quarterly dividends in accordance with Article 165-12 of the FSCMA to those who are shareholders as of the end of the third, sixth and ninth months.

(2)	The quarterly dividend payments under Paragraph (1) above shall be decided by a resolution of the Board of Directors; provided, that such resolution shall be adopted within forty-five (45) days of each record date in Paragraph (1) above.

(3)	Quarterly dividends shall not exceed the net asset value shown in the balance sheet of the immediately preceding fiscal year less each of the amounts below:

1.	The amount of paid in capital for the immediately preceding fiscal year;

2.	The aggregate sum of capital reserves and legal reserves appropriated up to the immediately preceding fiscal year;

3.	The unrealized gains set forth in the Enforcement Decree of the KCC;

4.	The amount of dividends resolved to be distributed at the Ordinary General Meeting of Shareholders for the immediately preceding fiscal year;

5.	The amount of voluntary reserves set aside for a specific purpose pursuant to a provision hereof or a resolution of the General Meeting of Shareholders, up to the immediately preceding fiscal year;

6.	Legal reserves to be appropriated for the relevant fiscal year as a result of the quarterly dividends; and

7.	The aggregate sum of the quarterly dividend payments in the relevant fiscal year, if any.

(4)	In case new shares are issued before the record date in Paragraph (1) above following the commencement of a fiscal year (including as a result of transfer of reserves to capital stock, share dividends, requests for conversion of convertible bonds and exercise of warrants with respect to bonds with warrants), such new shares shall be deemed to have been issued at the end of the immediately preceding fiscal year with respect to quarterly dividends hereunder.

Article 46.	(Prescription Period for Claim for Payment of Dividends)

(1)	The right to dividends shall be extinguished by prescription if the right is not exercised for five (5) years.

(2)	After the expiration of the prescription period set forth in Paragraph (1), unclaimed dividends shall revert to the Company.

CHAPTER VII

SUPPLEMENATRY PROVISIONS

Article 47.	(Application of the KCC)

Matters not provided herein shall be governed by the resolutions of the General Meeting of Shareholders, or the relevant provisions of the KCC or other laws and regulations.

ADDENDUM

Article 1.	(Effective Date)

These Articles of Incorporation shall take effect as of June 29, 2007.

Article 2.	(First Fiscal Year)

The first fiscal year of the Company shall commence on the date of incorporation and end on December 31, 1990.

Article 3.	(Promoters)

Names and addresses of the promoters of the Company are as set forth below:

Promoter	(Address)	#504-905, Jugong Apt., 6, Byeoryang-dong, Gwacheon-si, Gyeonggi-do
	(Name)	Jeong-Hwan Hwang	(Seal)

Promoter	(Address)	#6, Samshin Commercial Building, 69,Yeokgok-dong, Nam-gu, Bucheon-si, Gyeonggi-do
	(Name)	Jeong-Il Park	(Seal)

Promoter	(Address)	#123-805, Jugong Apt. 1-Danji, 767, Sanggye-dong, Nowon-gu, Seoul
	(Name)	Chang-Hyeon Kim	(Seal)

Promoter	(Address)	#12-305, Hyosung Sanga Villa, 632, Naeson-dong, Uiwang-si, Gyeonggi-do
	(Name)	Do-Geun Jo	(Seal)

Promoter	(Address)	#21, 183, Sadang-dong, Dongjak-gu, Seoul
	(Name)	Yeong-Woo Lee	(Seal)

Promoter	(Address)	282, Dongseon-dong 2-ga, Seongbuk-gu, Seoul
	(Name)	Seong-Cheol Kim	(Seal)

Promoter	(Address)	34-3, Sangam-dong, Mapo-gu, Seoul
	(Name)	Chang-Rae Song	(Seal)

ADDENDUM (1)

(Effective Date) These Articles of Incorporation shall take effect as of October 26, 2007.

ADDENDUM (2)

(Effective Date) These Articles of Incorporation shall take effect as of March 25, 2009.

ADDENDUM (3)

1.	These Articles of Incorporation shall take effect as of March 25, 2010.

2.	The outside Director appointed at the General Meeting of Shareholders convened to amend these Articles of Incorporation shall be deemed to have been recommended by the Outside Director Candidate Recommendation Committee pursuant to Article 38-2(1)2 hereof.

ADDENDUM (4)

(Effective Date) These Articles of Incorporation shall take effect as of March 30, 2012; provided, that amendments to Article 8, Article 8-2, Article 8-3, Article 8-4, Article 8-5, Article 8-6, Article 10(3), Article 20(2), Article 34, Article 37, Article 41(2), (3) and (9), Article 44, Article 46-2 and Article 46-3(3) shall take effect as of April 15, 2012.

ADDENDUM (5)

(Effective Date) These Articles of Incorporation shall take effect as of March 21, 2013.

ADDENDUM (6)

1.	These Articles of Incorporation shall take effect as of March 20, 2014.

2.	The total par value of convertible bonds and bonds with warrants issued and outstanding until the date of enforcement of these Articles of Incorporation shall not be deducted from the issuance limit at the time of issuance of convertible bonds under Article 14-2 hereof and bonds with warrants under Article 15 hereof after enforcement of these Articles of Incorporation.

ADDENDUM (7)

(Effective Date) These Articles of Incorporation shall take effect as of March 24, 2016; provided, that the amended provisions of Article 33(1)5 through 8 and Article 36(1)2 shall take effect as of August 1, 2016.

ADDENDUM (8)

(Effective Date) These Articles of Incorporation shall take effect as of December 9, 2016.

ADDENDUM (9)

(Effective Date) These Articles of Incorporation shall take effect as of March 23, 2017.